Exhibit 99.1

Media Relations: Curt Selby 414-359-4191 curt.selby@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
July 15, 2024

A. O. Smith to Acquire Pureit, a Leading Water Purification Business in South Asia

Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (the “Company”) (NYSE: AOS) announced today that it has signed an agreement to acquire Pureit from Unilever. Pureit offers a broad range of residential water purification solutions and has annual sales of approximately USD $60 million, primarily in India. The purchase price will be approximately USD $120 million in cash, subject to customary adjustments. The Company expects to complete the acquisition of Pureit by the end of 2024 and does not expect the acquisition to have a material impact on earnings in the first year.
“We believe the addition of Pureit will strengthen our leadership position as a global supplier of premium water treatment products and double our market penetration in South Asia. The acquisition will also support our corporate strategy by enhancing our premium product portfolio and distribution capabilities,” said Kevin J. Wheeler, the Company’s chairman and chief executive officer. “Pureit’s culture of innovation, strong brand recognition and dedication to customer service will be an excellent addition to our premium brand positioning and broad product portfolio in the region. We look forward to welcoming the Pureit team to the A. O. Smith family.”

Eduardo Campanella, president of Unilever Home Care, said, “This sale of Pureit marks another milestone on our journey to evolve our portfolio towards higher-growth spaces, in line with our Growth Action Plan. Pureit provides essential water purification solutions to millions of loyal consumers, and I am confident the brand will thrive further under the ownership of A. O. Smith.”

A. O. Smith will release its second quarter 2024 financial results before the market opens on Tuesday, July 23, and host a webcasted conference call at 10 a.m. (Eastern Time). Additional details on the acquisition will be provided at that time.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: the possibility that the parties will fail to obtain necessary regulatory approvals or to satisfy any of the other conditions to the proposed transaction; potential negative effects relating to the announcement of the proposed transaction; failure to realize the expected benefits of the transaction or expected synergies; difficulties in predicting results of operations of an acquired business; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflicts in Ukraine, the Middle East and attacks on commercial shipping vessels in the Red Sea; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses, including new technologies and new competitors; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

About A. O. Smith
Celebrating its 150th year of business, A. O. Smith Corporation, with headquarters in Milwaukee, Wisconsin, is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.

SOURCE: A. O. Smith Corporation

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